As filed with the Securities and Exchange Commission on February 21, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Max Re Capital Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Max Re House

2 Front Street

Hamilton HM 11

Bermuda

Telephone: (441) 296-8800

(Address of Principal Executive Offices, Including Zip Code)

MAX RE CAPITAL LTD.

2000 STOCK INCENTIVE PLAN

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

Telephone: (212) 590-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Kerry E. Berchem, Esq.

Akin Gump Strauss Hauer & Feld, LLP

590 Madison Avenue

New York, NY 10022

Telephone: (212) 872-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $1.00 per share	6,000,000	$25.13 (3)	$150,780,000	$16,133 (3)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) covers an indeterminate amount of interests to be offered or sold pursuant to the Max Re Capital Ltd. 2000 Stock Incentive Plan, as amended.

(2)	2,000,000 of the Registrant’s common shares, par value $1.00 per share (“Common Shares”), were originally registered on Form S-8 (File No. 333-62006) filed on September 7, 2001, and 6,000,000 Common Shares are being registered herewith. This Registration Statement shall also cover any additional Common Shares which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Shares.

(3)	Estimated pursuant to Rule 457(h) solely for purpose of calculating the registration fee based upon $25.13, the average of the high and low prices for the Common Shares as reported on February 13, 2006.

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus that is part of this Registration Statement will be used in connection with the offer and sale of Common Shares of the Registrant previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-62006).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I to be contained in the section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated as of their respective dates in this Registration Statement by reference.

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 000-33047), as filed with the Commission on February 15, 2006.

(b) the Registrant’s current reports on Form 8-K dated January 11, 2006, January 19, 2006, February 14, 2006 and February 16, 2006; and

(c) the description of the Registrant’s Common Shares set forth under the heading “Description of Our Share Capital” contained in the Prospectus Supplement to Prospectus dated October 4, 2005 filed with the Commission on October 13, 2005 and filed as part of the Registrant’s Registration Statement on Form S-3 (No. 333-62006).

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Certain members of Akin Gump Strauss Hauer & Feld LLP, including Kerry E. Berchem, own Common Shares of the Registrant.

Item 6.	Indemnification of Directors and Officers.

The Companies Act 1981 of Bermuda, as amended, provides that a Bermuda company may indemnify its directors and officers in their capacity as directors or officers of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of the director’s or officer’s own fraud or dishonesty.

The Registrant’s bye-laws provide for indemnification of its directors, officers and certain other persons to the fullest extent permitted by Bermuda law, as the same may be amended from time to time. In addition, the bye-laws permit the Registrant to purchase and maintain insurance to protect itself and any director, officer or other persons entitled to indemnification by the Registrant, to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a) The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 21st day of February, 2006.

Max Re Capital Ltd.

By:	/s/ Robert J. Cooney
	Name:	Robert J. Cooney
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Max Re Capital Ltd., a Bermuda limited liability company, constitutes and appoints, jointly and severally, Robert J. Cooney and Keith S. Hynes, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) a registration statement or statements on Form S-8, or such other form as may be recommended by counsel, to be filed with the Commission, and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as part of or in connection with the said registration statement or amendments thereto, with respect to the Registrant’s benefit and incentive plans and (2) any registration statements, reports and applications relating thereto to be filed by the Registrant with the Commission and/or any national securities exchanges under the Exchange Act, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to have been signed by the following persons in the capacities indicated on the 21st day of February, 2006.

/s/ ROBERT J. COONEY Robert J. Cooney President and Chief Executive Officer and Director (Principal executive officer) Date: February 21, 2006	/s/ KEITH S. HYNES Keith S. Hynes Executive Vice President and Chief Financial Officer (Principal financial and accounting officer) Date: February 21, 2006

/s/ N. JAMES TEES N. James Tees Senior Vice President and Treasurer Date: February 21, 2006	/s/ ZACK H. BACON, III Zack H. Bacon, III Director Date: February 21, 2006

/s/ JOHN R. BARBER John R. Barber Director Date: February 21, 2006	/S/ JAMES L. ZECH James L. Zech Director Date: February 21, 2006

/s/ LAURENCE W. CHENG Laurence W. Cheng Director Date: February 21, 2006	/s/ WILLIAM H. HEYMAN William H. Heyman Director Date: February 21, 2006

/s/ WILLIS T. KING, JR. Willis T. King, Jr. Director Date: February 21, 2006	/s/ PETER A. MINTON Peter A. Minton Director Date: February 21, 2006

/s/ STEVEN M. SKALA Steven M. Skala Director Date: February 21, 2006	/s/ MARIO P. TORSIELLO Mario P. Torsiello Director Date: February 21, 2006

/s/ W. MARSTON BECKER
W. Marston Becker Director Date: February 21, 2006

EXHIBIT INDEX

Number	Title of Exhibit
4.1	Memorandum of Association (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (No. 333-62006)).

4.2	Amended and Restated Bye-Laws (incorporated herein by reference to Exhibit 3.1 the Registrant’s Quarterly Report on from 10-Q for the quarter ended September 30, 2003).

4.3	Specimen Common Share Certificate (incorporated herein by reference to Exhibit 4.1 the Registrant’s Registration Statement on Form S-1 (No. 333-62006)).

4.4	Max Re Capital Ltd. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on From S-1 (No. 333-62006)).

4.5	Amendment to the 2000 Stock Incentive Plan approved in May 2002 (incorporated by reference to Exhibit 10.8 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.6	Amendment to the 2000 Stock Incentive Plan approved in April 2005 (incorporated by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).

*5.1	Opinion of Conyers Dill & Pearman

*23.1	Consent of KPMG

*23.2	Consent of Conyers Dill & Pearman (included in the opinion filed as Exhibit 5.1 hereto).

*24.1	Power of Attorney (included as part of the signature pages).

*	Filed herewith